Exhibit 10.1

June 6, 2016

Ken Stratton

[***]

Re:	Severance Buy-Out Agreement, Compromise and Release

Dear Ken:

As you know, StemCells, Inc. (the “Company” or “StemCells”) has terminated its Phase II Pathway Study and has begun a wind down of the Company’s operations. The Company has determined that both your continued employment and cooperation to support this wind down process are necessary to maximize the value of the Company’s assets. In recognition of, and as consideration for, your efforts during this time, the Company hereby offers you the payments and consideration provided in this letter, which you can accept by returning a signed copy of this letter to Cindy Hayashi on or before Friday, June 10, 2016. In addition, the Company plans to concurrently enter into a Cooperation and Consulting Agreement with you (the “Cooperation and Consulting Agreement”), which agreement will set forth the terms of additional compensation to which you may be entitled upon the achievement of certain milestones, as described therein.

This letter supersedes any and all separation, severance and salary continuation arrangements, programs and plans which were previously offered by StemCells, Inc., and in particular supersedes and terminates your Employment Agreement, dated February 2, 2007 as amended on August 6, 2009 and March 15, 2016 (collectively, the “Superseded Agreement”). In other words, by your counter-signature below, you agree that you will not receive, and release all entitlement to, any payments and other benefits provided for under the Superseded Agreement, except as otherwise provided herein.

You will continue to be employed by the Company, and receive your current salary on current terms, until the earlier of (a) your voluntary termination from the Company or (b) August 1, 2016, except if you are dismissed for cause (including, but not limited to, material violation of Company policy or procedures, job abandonment, serious misconduct, or the unauthorized use or disclosure of the Company’s confidential information or trade secrets). In exchange for your good faith during this period, you will be entitled to receive the following:

A. Severance Benefit.

1. Cash Severance. On June 14, 2016, or as soon thereafter as practicable (the “Deposit Date”), your Severance (as defined below) will be deposited into an irrevocable trust created by the Company for the benefit of you and other Company employees to make severance payments owed in connection with the Company’s wind down of operations. On your last day of work at StemCells (your “Separation Date”), you will be entitled to receive severance pay in the form of a lump sum payment equal to $141,667 (your “Severance”), which will be paid by the trust, provided you have not become disqualified from receiving this

7707 Gateway Boulevard Newark, CA 94560 USA

T +1 (510) 456-4000 ● F +1 (510) 456-4001

www.stemcellsinc.com

Ken Stratton

June 6, 2016

Severance, as provided by section A.3, below, and provided you have delivered and not revoked an executed Release of Claims (defined below). Note that the Severance will only be released after the expiration of the revocation period set forth in Section 16 of the Release of Claims. It is acknowledged that the Severance amount represents a 50% reduction in the amount of your total severance payment under the Superseded Agreement, after taking into account the continuation of your salary until August 1, 2016. The Company will also withhold taxes and all other applicable payroll deductions from the lump sum payment before placing it into the irrevocable trust.

2. Structural Benefits. We appreciate that you are agreeing to a reduction in your severance payment. In exchange for your acceptance of a reduction, you will receive the benefit of a lump sum payment upon the occurrence of your Separation Date rather than payments made over time, and this lump sum payment will be further protected by being placed in trust for your benefit. In addition, you will be entitled to certain additional compensation under the Cooperation and Consulting Agreement if the Company generates revenue through the sale or other divestiture of assets.

3. Disqualification. You will be disqualified from receiving your Severance (and your Severance will be returned by the irrevocable trust to the Company) if: (i) you are dismissed for cause before your Separation Date, (ii) you refuse to accept an offer of continuing employment, on terms which are not substantially worse than your current terms of employment, made by an acquirer of Company assets or other Company successor in interest (a “Successor”), or (iii) you do not sign and timely deliver (or you revoke) the Release of Claims.

4. Continuing Severance Rights. We agree that any offer of employment by a Successor will be viewed as substantially worse than your current terms of employment if the offer does not include a contract between you and the Successor providing you with continuing severance rights substantially no different from those contained in your Superseded Agreement.

B. Health Benefits. If you are receiving Company-provided health benefits as of your Separation Date, the Company will pay the premiums owed under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the continuation of current health insurance coverage for you and your eligible dependents until August 31, 2017, provided you (and any covered dependents) are and remain eligible for such coverage under COBRA and timely make the necessary elections. Following such date, you and your dependents may have the right to continue such coverage under COBRA at your own expense. Notwithstanding the foregoing, (1) dental coverage will not extend beyond August 31, 2016, and (2) because the Company’s immediate plans and long-term prospects remain uncertain, no assurances can be given that COBRA continuation of health care benefits will be available after August 31, 2016.

C. Purchase of Property. On or prior to the Deposit Date, you will be offered the opportunity to purchase from the Company certain furniture and equipment identified by the Company as having no use or appreciable resale value, such as the office chairs, computers, cell phones, printers, and monitors provided to you during your employment in order to perform your job (“Property”). All Property sold to you will be sold on an as-is basis. The sales price for this Property to you will not exceed $200 in aggregate, which will be deducted from your Severance before the Severance is placed into the irrevocable trust. The sale of any Property to you pursuant to this section C. will be irrevocable once your Severance, less the purchase price, is deposited into the trust; provided, however, that you must allow the

Ken Stratton

June 6, 2016

Company to remove, before your Separation Date, all Company confidential and/or proprietary information from any and all electronics purchased from the Company. Financial responsibility for any service agreements associated with any telecommunication equipment purchase by you (for example, cell phones) will transfer to you promptly following your Separation Date.

D. Release of Claims. To receive the above awards, you will need to sign, deliver and not revoke a separation agreement in substantially the form attached as Exhibit A to this letter (your “Release of Claims”), no earlier than your Separation Date and no later than 120 days following your Separation Date. You will also need to act in good faith with respect to the Company’s wind-down and comply with the Company’s policies and procedures, including the continuing provisions in your Employment Agreement with the Company and all obligations with respect to the use or disclosure of confidential information or trade secrets of the Company or any Company subsidiary.

E. Other Provisions. This letter agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes it, and any related or supplemental documents and notices, shall be construed in accordance with, and governed by, the laws of California. This letter agreement may not be, and shall not be, deemed or construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except by written instruments signed by the parties hereto. This letter agreement, including the exhibit attached hereto which is made a part hereof, constitutes and expresses the entire agreement and understanding between the parties. All previous discussions, promises, representations, and understandings between the parties relative to the subject matter of this letter agreement, if any, have been merged into this document. Except as explicitly stated in this letter agreement, this document will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns. Each party has had as much opportunity to participate in the drafting of this letter agreement as each has chosen, and so its terms shall be interpreted according to their plain meaning and not strictly for or against either party. Employee is not relying on the advice of StemCells or anyone associated with StemCells as to the legal, tax or other consequences of this letter agreement. This agreement may be executed in one or more counterparts, with signatures delivered by facsimile or as a .pdf, each of which will be deemed an original as if delivered in person, but all of which together will constitute one and the same instrument.

The other directors and I thank you for your dedication to the Company and for your continued service to the Company during this difficult time. We are proud of the work that we have done and grateful for the excellent efforts of our employees.

Sincerely,

StemCells, Inc.

/s/ Ian Massey

By: Ian Massey, D.Phil.
President and CEO

Acknowledged and agreed:

/s/ Ken Stratton
Ken Stratton

EXHIBIT A: Template Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (this “Agreement”), is made and entered into by and between StemCells, Inc., a Delaware corporation, with a business address of 7707 Gateway Blvd., Newark, CA 94560 (together with its wholly-owned subsidiaries, “StemCells” or the “Company”), and                     , whose residence is                      (“Employee”). In connection with Employee’s loss of employment, StemCells has issued Employee a severance pay award under the terms of that certain letter from the Company to Employee dated June 6, 2016 (the “Letter”), which requires execution of this Agreement for Employee to receive payment of the award as well as certain other benefits identified herein and therein. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Letter.

In consideration of the provisions and agreements set forth below, and under the terms of the Letter, the parties agree as follows:

1. Separation. Employee’s last day of employment with the Company will be                      (the “Separation Date”), after which Employee shall perform no further services on behalf of the Company as an employee. Under no circumstances may Employee execute this Agreement before his or her Separation Date. Employee has until                      [+45 days (age 40+) / +21 days (under age 40)] to consider this Agreement (see Section 16, below), and the offers provided herein by the Company will not be revoked before that time. Whether to sign this Agreement before then is entirely a matter of Employee’s sole choosing.

2. Accrued Salary and Paid Time Off. Not later than the Separation Date, the Company will pay Employee all accrued salary, and all accrued and unused vacation and paid time off, subject to standard payroll deductions and withholdings. Employee’s final paycheck will be in the net amount of $         (Employee’s “Final Paycheck”). Employee is entitled to this payment regardless of whether or not Employee signs this Agreement or the Letter.

3. No Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in the Letter or in a writing signed by the Company’s Chief Executive Officer, Employee will not receive any additional compensation, severance, stock option vesting, stock or option grants, or other benefits after the Separation Date, with the exception of any vested right Employee may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), and that Employee’s participation in the Company compensation and benefit plans, programs and policies will cease as of the Separation Date. By way of example, but not limitation, Employee acknowledges that Employee has not earned and is not owed any bonus, incentive compensation, equity grant, or wages in excess of the Final Paycheck.

4. Expense Reimbursements. Employee agrees that, within three (3) days of the Separation Date, Employee will have submitted his or her final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practices.

5. Return of Company Property. Employee agrees that, on or before the Separation Date, Employee will return to the Company all Company documents (and all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, phones, computers, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); notwithstanding this, Employee has no obligation to return any Property purchased from the Company by the Deposit Date.

6. Proprietary Information Obligations. Both during and after Employee’s employment, Employee acknowledges and will abide by all of Employee’s continuing obligations under Employee’s executed Employment Agreement with the Company, dated                      (“Employment Agreement”).

7. Confidentiality. The fact, terms and conditions of both this Agreement and the Letter will be held in strictest confidence by the parties and will not be publicized or disclosed in any manner whatsoever. Employee covenants that, at no time prior to the date of Employee executing this Agreement and the Letter, has Employee reviewed, discussed or disclosed, orally or in writing, the existence of the Agreement or the Letter, the negotiations leading to the Agreement or the Letter, or any of the terms or conditions of the Agreement or the Letter with any person, organization or entity other than Employee and/or Employee’s immediate family, attorney, accountant and/or tax consultant. Employee agrees that he or she will keep the fact, terms, and amount of this Agreement and the Letter completely confidential, and that Employee will not hereafter disclose the terms, amount of or fact of the settlement embodied in this Agreement; provided, however, that: (a) Employee may disclose both this Agreement and the Letter in confidence to his or her immediate family; (b) the parties may disclose both this Agreement and the Letter in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose both this Agreement and the Letter as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose both this Agreement and the Letter insofar as such disclosure may be necessary to enforce their terms or as otherwise required by law. Such recipients of settlement information shall be informed of this continuing confidentiality requirement.

8. Nondisparagement. Employee agrees not to take any illegal or tortious action detrimental to the interests of the Company or disparage the Company or its officers, directors, employees, stockholders, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. No Pending Actions and Covenant Not to Sue. Employee represents that Employee has not filed any complaint, claims, or actions against the Company or the Company’s agents, directors, supervisors, employees, or representatives, attorneys, divisions, parents, subsidiaries, parents’ subsidiaries, affiliates, partners, limited partners, successors and/or assigns with any state, federal, or local agency or court, and that Employee will not do so at any time hereafter. Nor will Employee become a party to any action or claim asserted by others. Should Employee violate this provision, Employee shall be liable to the Company for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending such an action. Subject to Section 19, below, Employee agrees that Employee will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

10. Cooperation. Employee agrees to cooperate with the Company in connection with its actual or contemplated defense, prosecution, and investigation of any claims or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during the time period in which Employee was employed by the Company. Without limiting the foregoing, Employee agrees (1) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (2) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (3) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reasonably accommodate Employee’s scheduling needs. In addition, Employee agrees to execute all documents (if any) necessary to carry out the terms of this Agreement.

11. Reserved.

12. Release. In exchange for the consideration under this Agreement and the Letter to which Employee would not otherwise be entitled, and notwithstanding the provisions of section 1542 of the California Civil Code, Employee without limitation hereby generally and completely irrevocably and unconditionally releases and forever discharges the Company and its officers, agents, directors, supervisors, employees, representatives, attorneys, divisions, parents, insurers, subsidiaries, parents’ subsidiaries, affiliates, partners, limited partners, predecessors, successors, and assigns, and all persons acting by, through, under, or in concert with any of the Company’s subsidiaries, successors, predecessors and affiliates, and its and their respective directors, officers, employees, agents, attorneys, insurers, affiliates and assigns (collectively, the Company’s “agents and representatives”), from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee executes this Agreement, including without limitation any claims incidental to or arising out of Employee’s employment with the Company. Employee agrees and acknowledges that Employee has: (1) received all wages, overtime payments and other monetary compensation to which Employee was entitled as a result of Employee’s employment and/or separation of employment with the Company and (2) reported to the Company any and all work-related injuries incurred during employment by the Company. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or has had, that exists or ever has existed on or prior to the date of this Agreement. Employee and the Company understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment relationship with the Company. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought. This general release specifically includes, but is not limited to: (a) all claims arising out of, or in any way related to, Employee’s employment with the Company or the termination of that employment; (b) all claims related to Employee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended)(“ADA”), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Except as provided below in Section 19, Employee understands and agrees that this release of claims is intended to be broadly construed so as to resolve any pending or potential disputes between Employee and either the Company or its agents and representatives that Employee may have up to the Separation Date.

13. Waiver of Unknown Claims. In giving this release, which includes claims that may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Employee’s release of claims herein, including but not limited to Employee’s release of any unknown or unsuspected claims he or she may have against the Company or its agents and representatives.

14. Non-Admission. This Agreement and the Letter, as well as compliance with this Agreement and the Letter, shall not be construed as an admission by either Employee or the Company of any wrongdoing or any violation of the rights of the other, violation of federal, state or local law, or liability whatsoever to the other, nor shall the Agreement be considered to be evidence of any liability or wrongdoing whatsoever. The Company specifically disclaims any liability for any alleged violation of any rights, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company or its employees, agents or successors.

15. Voluntary Agreement. Employee acknowledges (i) that Employee has been provided a full opportunity to review and reflect upon the terms of this Agreement and the Letter, including the release of known and unknown claims (sections 12 and 13, above, hereinafter the “Release”), (ii) that Employee has been advised, and hereby is advised in writing, to consider the terms of this Release and consult with an attorney of Employee’s choice prior to executing this Agreement, (iii) that Employee has carefully read and fully understands all of the provisions of this Agreement, and (iv) that Employee’s signature is freely, voluntarily and knowingly given. Each party has had as much opportunity to participate in the drafting of this Agreement and the Letter as each has chosen. The parties agree that this Agreement and the Letter shall be interpreted according to their plain meaning and not strictly for or against either party. Employee represents that Employee is not relying on the advice of StemCells or anyone associated with StemCells as to the legal, tax or other consequences of this Agreement or the Letter.

16. Notice of Rights to Review and Revoke. Employee acknowledges receipt of this Agreement and further acknowledges that Employee has been provided the right to consider this Agreement, including the Release, for a period of [twenty-one (21) days if Employee is under 40-years-old/forty-five (45) days if Employee is 40 or older] days prior to executing same. The parties acknowledge that Employee has seven (7) days after signing this Agreement to revoke it, and that this entire Agreement shall not be effective or enforceable, in whole or in part, until the revocation period has expired. If Employee revokes the Agreement within seven (7) days of execution, it is understood and agreed that such revocation shall render this entire Agreement null and void, and StemCells will have no obligation to provide any of the payments or other benefits described in the Letter. To be effective, the revocation must be in writing, signed by the Employee, and received by StemCells within the seven (7) day revocation period. All notices shall be delivered by hand, overnight delivery service, certified or registered mail, return receipt requested, to Ken Stratton, StemCells, Inc., c/o Keller & Benvenutti LLP, 650 California Ave. Suite 1900, San Francisco, CA 94108. Employee further agrees that any mutually-agreed upon changes to this Agreement or to the scope of the Release, whether material or immaterial, will not restart the running of the [21-day or 45-day, as applicable] consideration period.

17. Choice of Law. This Agreement shall be governed by the Letter and as provided by the laws of California without regard to its choice of law provisions, except insofar as ERISA federal law may apply. If, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages.

18. Successors / Assigns. The parties represent and warrant that they have not made, and will not make, any assignment or transferred to any person or entity, of any claim, cause or right of action, or right or any right of any kind whatsoever, released, embodied in any of the claims and obligations that are released, granted or conveyed pursuant to this Agreement, and that no other person or entity of any kind, other than Employee, had or has any interest in any claims that are released herein. Employee covenants and agrees Employee’s obligations under this Agreement are personal to Employee, and that Employee may not assign any rights or obligations under this Agreement without the prior written consent of StemCells. This Agreement is binding upon the parties hereto and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to their benefit. Employee agrees to indemnify and hold harmless the Company from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.

19. No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) arising under unemployment insurance or workers’ compensation laws, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee executes this Agreement, (iii) that may arise after Employee executes this Agreement, or (iv) which cannot be released by private release as a matter of law, such as claims under USSERA and California Labor Code section 2804. In addition, nothing in this Agreement, including the Release and the proprietary information, confidentiality, cooperation, covenant not to sue, and non-disparagement provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited. Employee is also not releasing the Company hereby from any indemnification obligations pursuant to the certificate of incorporation and bylaws of the Company, applicable law, and any current indemnification agreements between Employee and the Company.

20. Entire Agreement / Modification. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except this Agreement shall not in any way affect, modify, or nullify any prior agreement Employee entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition, including the Employment Agreement. Neither this Agreement, nor any of its terms, may be modified, amended or waived except by a written agreement signed by both parties. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated.

21. Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

22. Counterparts. This Agreement may be executed in one or more counterparts, with signatures delivered by facsimile or as a .pdf, each of which shall have the efficacy of a second original as if delivered in person, but all of which together will constitute one and the same instrument. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

WHEREFORE, the parties execute this Separation Agreement and Release of Claims effective the date set forth below.

EMPLOYEE	STEMCELLS, INC.

Signature:	Signature:
Name:	Name:
Date:	Title:
Date:

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